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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2/Amendment No. 127 to Registration Statement Nos. 333-152269/811-21262 on Form N-4 of our report dated March 31, 2010, relating to the financial statements and financial highlights comprising each of the Subaccounts of MetLife of CT Separate Account Eleven for Variable Annuities and our report dated March 24, 2010, relating to the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in the Company's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007), both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 8, 2010